Mueller Industries, Inc. Reports Fourth Quarter and Fiscal 2015 Earnings
MEMPHIS, Tenn., February 2, 2016-- Mueller Industries, Inc. (NYSE: MLI) announced today that net income for the fourth quarter ending December 26, 2015 was $14.4 million, or 25 cents per diluted share.  This compares with net income of $18.0 million, or 32 cents per diluted share in the fourth quarter of 2014.  Net sales for the fourth quarter of 2015 were $472.0 million compared with $537.3 million in the same quarter of the prior year.
For the 2015 fiscal year, net income was $87.9 million, or $1.54 per diluted share, on net sales of $2.1 billion.  This compares with net income of $101.6 million, or $1.79 per diluted share, on net sales of $2.4 billion for 2014.  The decline in net sales for both the fourth quarter and full year was primarily attributable to lower copper prices, the principal raw material for the Company's manufactured products.  COMEX copper was down 26% and 20% respectively for those periods.

Financial and Operating Highlights for the fourth quarter of 2015:
•	The Company ended the year with $274.8 million of cash on hand or $4.81 per share.
•	Debt to total capitalization was 20% at year-end and the current ratio was 3.8 to 1.

Regarding the outlook, Greg Christopher, CEO of Mueller Industries, said, "The decline in copper prices in 2015 negatively impacted our pre-tax earnings in excess of $25 million.  We do not expect this to reoccur in 2016, as copper prices appear to be stabilizing.   Our mill modernization programs are progressing towards completion, and the costs incurred in these programs in 2015 should bestow advantages in 2016 and beyond.

"We anticipate that construction activity in 2016 will continue its steady growth.  The consensus view is that non-residential spending will increase by 8.2% and residential spending even more. Overall, we expect construction spending to grow substantially more rapidly than the U.S. economy as a whole."

Mueller Industries, Inc. is a an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics.  It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, and China.  Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications.  Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
 (901)753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands, except per share data)	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014

Net sales	$471,983	$537,342	$2,100,002	$2,364,227

Cost of goods sold	411,336	468,889	1,809,702	2,043,719
Depreciation and amortization	9,818	8,084	34,608	33,735
Selling, general, and administrative expense	31,866	31,228	130,358	131,740
Gain on sale of assets	—	(4,842)	(15,376)	(6,259)
Severance	—	4,224	3,442	7,296

Operating income	18,963	29,759	137,268	153,996

Interest expense	(1,690)	(1,827)	(7,667)	(5,740)
Other income (expense), net	1,654	(683)	2,188	(243)

Income before income taxes	18,927	27,249	131,789	148,013

Income tax expense	(7,008)	(9,200)	(43,382)	(45,479)
Income from unconsolidated affiliate, net of tax	2,191	—	—	—

Consolidated net income	14,110	18,049	88,407	102,534

Net loss (income) attributable to noncontrolling interest	325	(62)	(543)	(974)

Net income attributable to Mueller Industries, Inc.	$14,435	$17,987	$87,864	$101,560

Weighted average shares for basic earnings per share	56,450	56,169	56,316	56,042
Effect of dilutive stock-based awards	537	668	652	726

Adjusted weighted average shares for diluted earnings per share	56,987	56,837	56,968	56,768

Basic earnings per share	$0.26	$0.32	$1.56	$1.81

Diluted earnings per share	$0.25	$0.32	$1.54	$1.79

Dividends per share	$0.075	$0.075	$0.300	$0.300

Summary Segment Data:

Net sales:
Plumbing & Refrigeration Segment	$302,898	$323,641	$1,260,273	$1,416,701
OEM Segment	171,245	216,592	849,538	959,914
Elimination of intersegment sales	(2,160)	(2,891)	(9,809)	(12,388)

Net sales	$471,983	$537,342	$2,100,002	$2,364,227

Operating income:
Plumbing & Refrigeration Segment	$15,039	$16,859	$90,072	$93,230
OEM Segment	10,021	17,235	72,648	85,714
Unallocated expenses	(6,097)	(4,335)	(25,452)	(24,948)

Operating income	$18,963	$29,759	$137,268	$153,996

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 26, 2015	December 27, 2014
ASSETS
Cash and cash equivalents	$274,844	$352,134
Accounts receivable, net	251,571	275,065
Inventories	239,378	256,585
Other current assets	34,608	57,429

Total current assets	800,401	941,213

Property, plant, and equipment, net	280,224	245,910
Other assets	258,176	140,973

	$1,338,801	$1,328,096

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$11,760	$36,194
Accounts payable	88,051	100,735
Other current liabilities	109,618	101,140

Total current liabilities	209,429	238,069

Long-term debt	204,250	205,250
Pension and postretirement liabilities	34,876	41,556
Environmental reserves	20,943	21,842
Deferred income taxes	7,161	24,556
Other noncurrent liabilities	2,440	1,389

Total liabilities	479,099	532,662

Total Mueller Industries, Inc. stockholders' equity	827,285	762,150
Noncontrolling interest	32,417	33,284

Total equity	859,702	795,434

	$1,338,801	$1,328,096

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(In thousands)	December 26, 2015	December 27, 2014

Cash flows from operating activities
Consolidated net income	$88,407	$102,534
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	35,040	34,076
Stock-based compensation expense	6,244	6,265
Gain on disposal of assets	(14,815)	(5,405)
Deferred income taxes	(7,209)	(6,495)
Income tax benefit from exercise of stock options	(972)	(837)
Changes in assets and liabilities, net of businesses acquired:
Receivables	51,530	(21,932)
Inventories	41,086	1,381
Other assets	12,449	(23,652)
Current liabilities	(54,194)	5,849
Other liabilities	436	(2,223)
Other, net	1,607	1,044

Net cash provided by operating activities	159,609	90,605

Cash flows from investing activities
Capital expenditures	(28,834)	(39,173)
Acquisition of business, net of cash acquired	(105,944)	(30,137)
Proceeds from sale of assets, net of cash transferred	5,538	33,788
Investment in unconsolidated affiliate	(65,900)	—
Net withdrawals from (deposits) into restricted cash balances	4,333	(2,902)

Net cash used in investing activities	(190,807)	(38,424)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(16,903)	(16,819)
(Repayment) issuance of debt by joint venture, net	(23,567)	7,258
Net cash used to settle stock-based awards	(760)	(719)
Repurchase of common stock	—	(58)
Repayments of long-term debt	(1,000)	(1,050)
Income tax benefit from exercise of stock options	972	837

Net cash used in financing activities	(41,258)	(10,551)

Effect of exchange rate changes on cash	(4,834)	(1,296)

(Decrease) increase in cash and cash equivalents	(77,290)	40,334
Cash and cash equivalents at the beginning of the period	352,134	311,800

Cash and cash equivalents at the end of the period	$274,844	$352,134